FUND SERVICES AGREEMENT


     AGREEMENT dated as of July __, 1996 by and between Merrill Lynch Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Lord, Abbett & Co.
("Fund Provider").

                  WHEREAS, Merrill Lynch has been retained by certain sponsors of qualified employee benefit plans (individually, a "Plan" and, collectively, the "Plans") to provide recordkeeping and related administrative services, including the processing of orders for investment and reinvestment of Plan assets in the Plan's investment options, on behalf of such Plans; and

                  WHEREAS, the Fund Provider is the principal underwriter or distributor for certain funds, each of which is an open-end investment company registered under the Investment Company Act of 1940, as amended (individually, the "Fund" and, collectively, the "Funds"), which the Plans wish to offer as investment options; and

                  WHEREAS, the Fund Provider desires to retain Merrill Lynch to perform certain administrative services on behalf of the Funds and Merrill Lynch is willing and able to furnish such services on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, Merrill Lynch and the Fund Provider agree as follows:

1. MERRILL LYNCH SERVICES. Merrill Lynch agrees to provide the ---------------------- administrative services specified in Attachment A hereto (the "Services") for the benefit of the Plans who offer the Fund or Funds as an investment option(s) to participants in the Plans (the "Participants") and whose shares are included in the master account referred to in paragraph 1 of Attachment A. Merrill Lynch agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all law, rules and regulations applicable to the Services. Upon request of the Fund Provider acting in its capacity described herein, Merrill Lynch shall provide copies of all the historical records relating to transactions involving the Funds and the Plans, all written communication regarding those Funds to and from such Plans and other materials, in each case as may reasonably be requested to enable the Funds or their respective representatives to monitor and review the Services, or to comply with any request of the board of directors or trustees of the Funds or of a governmental body, self-regulatory organization or a shareholder Plan. Merrill Lynch agrees that it will permit the Fund Provider or its representative to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

2. TRANSACTIONS IN THE FUNDS. The Fund Provider will purchase, exchange and redeem shares of each Fund for the Plans at such Fund's net asset valuewith a waiver of the contingent deferred sales charge or redemption fee, if any. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Fund at net asset value next determined on the reinvestment date for such dividends and distributions. The Fund Provider shall comply with all law, rules and regulations applicable to it by virtue of entering into this Agreement and shall maintain and preserve all records as required by any such laws, rules and regulations.

3. PROCEDURES AND TIMING OF TRANSACTIONS. On each day the New York Stock Exchange is open for business ("Business Day"), Merrill Lynch will receive instructions from Participants for the purchase, redemption and exchange of shares of the Funds. Instructions received by Merrill Lynch after 4:00 p.m. Eastern Standard Time (EST) on any Business Day will be treated as if received on the next following Business Day.

         a. The parties shall process the transactions relating to the instructions received from Participants in accordance with the procedures set forth in Attachment B hereto.

4. FUND INFORMATION. The Fund Provider will provide the information set ---------------- forth in Attachment C hereto for each of the Funds. The Fund Provider hereby agrees that Merrill Lynch may use the information provided by the Fund Provider pursuant to this Section 4 in communications prepared for the Plans, including, but not limited to, Participant enrollment and other communications materials and voice response systems as well as proposals prepared and submitted by Merrill Lynch to sponsors of employee benefit plans or their representatives who have expressed interest in Merrill Lynch's plan services.

5. PROSPECTUS AND PROXY DELIVERY. The Fund Provider shall provide Merrill Lynch with a sufficient quantity of prospectuses for each Fund to be used in conjunction with the transactions contemplated by this Agreement. Upon request, the Fund Provider shall also provide to Merrill Lynch, in sufficient quantity for each Participant invested in the Fund, proxy materials, financial statements and reports and other material relating to each Fund.

6. COMPENSATION AND EXPENSES. In consideration of the Services by Merrill Lynch, the Fund Provider will pay Merrill Lynch during the term of this agreement the fees set forth in Attachment D hereto. Merrill Lynch will calculate the amount of the fees and payment will be due within 30 days of receipt by the Fund provider of Merrill Lynch's invoice for such fees.

7. REPRESENTATIONS. Merrill Lynch represents that it has full power and authority to enter into and perform this Agreement. Merrill Lynch also hereby represents that it will promptly notify the Fund Provider in the event that Merrill Lynch is for any reason unable to perform any of its obligations under this Agreement.

         a. The Fund Provider represents that it has full power and authority to enter into and perform this Agreement. The Fund Provider also hereby represents that it will promptly notify Merrill Lynch in the event that the Fund Provider is for any reason unable to perform and of its obligations under this Agreement.

8. USE OF NAMES. Except as otherwise expressly provid ed for in this Agreement, neither the Fund Provider nor the Funds shall use the name or logo of Merrill Lynch or any variation of such name or logo or any tradename or service mark of Merrill Lynch without Merrill Lynch's prior written consent, which may be unreasonably withheld. Except as otherwise expressly provided for in this Agreement, Merrill Lynch shall not use the name or logo of the Fund Provider, or any variation of such name or logo or any tradename or service mark of the Fund Provider without the Fund Provider's prior written consent, which may not be unreasonably withheld.

9. INDEMNITY. The Fund Provider shall indemnify and hold harmless Merrill Lynch and its directors, officers, employees and agents, from and against all claims, liabilities, losses, damages or expenses, including reasonable attorneys' fees, imposed on Merrill Lynch or incurred by Merrill Lynch to the extent arising out of any act of commission or omission by the Fund Provider relating to this Agreement or the services rendered hereunder, including, but not limited to, any loss incurred by Merrill Lynch due to errors in the Fund information provided to Merrill Lynch pursuant to Section 4 hereunder or any loss related to discrepancies between the participant balances maintained by Merrill Lynch and the Fund balances maintained by the Fund Provider due to errors caused by the Fund Provider.

          a. Merrill Lynch shall indemnify and hold harmless the Fund Provider and its directors, officers, employees and agents, from and against all claims, liabilities, losses, damages or expenses, including reasonable attorneys' fees, imposed on, or incurred by, the Fund Provider to the extent arising out of any act of commission or omission by Merrill Lynch relating to this Agreement or the services rendered hereunder, including, but not limited to, any loss related to discrepancies between the participant balances maintained by Merrill Lynch and the Fund balances maintained by the Fund Provider due to errors caused by Merrill Lynch.

10. CONFIDENTIALITY. Each party will treat confidentially, by not disclosing to unaffiliated persons, all information and documentation provided by the other party or relating to the Plans (including the identity of the Plans and information regarding the Participants) except (I) to the Trustee of the Plans, any administrator of the Plans or any person as may be necessary in connections with the proper operation of this Agreement and the Plans, (II) in connection with an audit or regulatory examination, or (III) as may otherwise be legally required.

11. TERMINATION; WITHDRAWAL OF OFFERING. Either party may terminate this Agreement upon ten (10) days written notice to the other party; provided, however, that the Fund Provider reserves the right, without notice, to suspend sales or to withdraw the offering of shares of any Fund, in whole or in part, or to make a limited offering of shares of the Fund in the event that (A) any regulatory body commences formal proceedings against the Fund Provider or the Fund which proceeding the Fund Provider or the Fund believes will have a material adverse impact on the Fund Provider's ability to perform its obligations under this Agreement or
         (B) in the judgment of the Fund's management, the Fund's declining to accept any additional instructions for the purchase or sale of shares of the Funds is warranted by market, economic or political conditions, or (C) the Fund is unable to offer its shares without violating a ____________. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon either (I) a material breach by either party which is not cured within 30 days after notice from the other party, or (II) upon termination of services by either party to the Plans. Termination of this Agreement, however, shall not affect the obligations of the parties to make payments under Attachment B for instructions involving shares of the Funds received by Merrill Lynch prior to such termination.

12. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

13. SURVIVAL. The provisions of Sections 8, 9, and 10 of this Agreement shall survive termination of this Agreement.

14. AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing signed by Merrill Lynch and the Fund Provider.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSIDERED AS EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THAT STATE.

16. ENTIRE AGREEMENT. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

          IN WITNESS WHEREOF, the Fund Provider and Merrill Lynch have each caused this Agreement to be executed in its corporate name by its duly authorized officer, as of the date set forth above.



                                                      Fund Provider

                                                     By:

                                                     Print Name:

                                         Title:


                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                           By:

                                           Print Name:

                                          Title:

                                                   ATTACHMENT A

                                              Merrill Lynch Services

Pursuant to the Agreement by and between the parties hereto, Merrill Lynch shall perform the following Services:

         1. Maintain separate records for each Plan which offers the Funds as an investment option(s) to Participants, which records shall reflect the shares purchased and redeemed and share balances. Merrill Lynch will maintain a single master account with the transfer agent of each Fund on behalf of the Plans for which Merrill Lynch Trust Company or one of its affiliates is acting as trustee and such account shall be in the name of "Merrill Lynch Trust Company, Trustee" or its nominee as the record owner of the shares owned by such Plans. In the case of a Plan for which Merrill Lynch Trust Company or one of its affiliates is not acting as trustee, a separate account will be established in the name of the trustee of such Plan.

         2. Disburse or credit to the Plans all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund.

         3. Prepare and transmit to the Plans periodic statements showing the total number of shares owned by the Plans as of the statement closing date, purchases and redemptions of Fund shares by the Plans during the period covered by the statement and the dividends and other distributions paid to the Plans during the statement period (whether paid in cash or reinvested in Fund shares).

         4. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of the Plans in accordance with the procedures set forth in Attachment B to the Agreement.

                                                   ATTACHMENT B

           Procedures              and  Timing  of   Transactions   Relating  to
                                   Purchases and Redemptions of Shares of the funds Pursuant to Section 3 of the Agreement

         (1) By 10:00 a.m. EST on the next Business Day following receipt of such instructions, Merrill Lynch will provide to the fund Provider via facsimile a report detailing the instructions received from Participants the prior Business Day for each of the Funds. For purchases, the report will reflect the dollar amount to be invested in each Fund (net purchases and exchanges), the price per share of each Fund and the full and fractional number of shares to be purchased in each Fund. For redemptions, the report will reflect the dollar amount to be redeemed from each Fund (net redemptions and exchanges), the price per share of each Fund and the full and fractional number of shares to be redeemed from each Fund. The report will also reflect the opening and ending share balances for each Fund. Merrill Lynch will provide via facsimile this report to the Fund Provider each Business Day, regardless of whether there are any transactions involving the funds. If for any reason Merrill Lynch is unable to provide this report, Merrill Lynch will notify the Fund Provider by 10:00 a.m. EST each Business Day.

         (2) The fund Provider will notify Merrill Lynch by 10:30 a.m. EST each Business Day if the report has not yet been received. Upon receipt of the report from Merrill Lynch, the Fund Provider will execute the purchase and redemption transactions on a daily basis at the net asset value computed at the close of trading on the New York Stock Exchange ("Close of Trading") on the prior Business Day ("Effective Trade Date"). The Fund Provider agrees that such purchase and redemption transactions will settle on the Business Day following the Effective Trade Date.

         (3) By 3 p.m. EST, the Fund Provider will provide to Merrill Lynch via facsimile a report reflecting Participant transactions occurring in each Fund. For purchases, the report will reflect dollar amount invested in each Fund, the price per share and the number of full and fractional shares purchased in each Fund. For redemptions, the report will reflect the dollar amount redeemed from each Fund, the price per share and the number of full and fractional shares redeemed from each Fund. For dividend and capital gains distributions, the report will also reflect the dollar amount of the dividend and capital gains distributions reinvested in each Fund, the price per share and the number of full and fractional shares purchased in each Fund. Additionally, the report will reflect the opening and closing share balances for each of the Funds.

         (4) By 6:00 p.m. EST on each Business Day, the Fund Provider will provide to Merrill Lynch (I) the Fund's net asset value at the Close of Trading,
(II) in the Case of income Funds, the daily accrual or interest rate factor (mil rate) and (III) when applicable, record date, ex-dividend date and payable date information for dividends and capital gains distributions. By 4:00 p.m. EST on each Business Day, Merrill Lynch will provide to the Fund Provider via facsimile an estimate of the dollar amount to be redeemed from each Fund (net redemptions and exchanges) based upon instruction received by Merrill Lynch from Participants on that Business Day.

         (5) For purchase instructions, Merrill Lynch will initiate by 12 p.m. EST a federal funds wire payment to a custodian account designated in writing by the Fund Provider on the next Business Day following the Effective Trade Date. For redemption instructions, the Fund

Provider will initiate by 12 p.m. EST a federal funds wire payment to a custodian account designated by Merrill Lynch on the next Business Day following the Effective Trade Date.

                                                   ATTACHMENT C

          Information to be Provided for each Fund Pursuant to Section 4 of the Agreement

Pare I.  FUND REPORTING AND PERFORMANCE INFORMATION

A. The fund Provider will provide the following information with respect to each Fund:

o    Name of the Fund

o    Objective of the Fund

o    Investor Profile (What type of investor is this Fund designed for?)

o    Portfolio concept (What types of investments make up the Fund's portfolio?)

o    Name of Fund manager

o    Biography, including tenure with the Fund, of the fund manager

o    Inception date of the fund

o Historical performance data for the Fund - Annual total return since inception - Quarterly total return since inception

o    All relevant changes to the Fund's method of doing business.


B. The fund Provider will provide the following information to Merrill Lynch within five (5) Business Days of the end of each calendar quarter:

EQUITY FUNDS

o A four to five sentence, one to two paragraph, portfolio manager commentary on how the fund performed for the quarter, why did it perform so well (or poorly), what does the manager feel will be happening in the market, and how is the manager planning for projected changes in the market, etc.

o    Fund Asset Size.

o    Asset Mix (Name and Percentage of Portfolio).

o    Top Five Major Sector Weightings (name and percentage of portfolio).

o    Top Ten Holdings.

o    Average Equity Capitalization.

o    Number of Equity Holdings.

o Management fees and expenses (broken down into management fees, 12b-1 fees, other expenses, and total operating expenses of the Fund).

o One, three, five and ten year annualized rates of return for the current period.

o Total return for the current quarter, year to date, and since inception of the fund from/for the current period.

FIXED INCOME FUNDS

o A four to five sentence, one to two paragraph, portfolio manager commentary on how the fund performed for the quarter, why did it perform so well (or so poorly), what does the manager feel will be happening in the market, and how is the manager planning for projected changes in the market, etc.

o        Fund Asset Size.

o    Asset Mix (Name and Percentage of Portfolio).

o    30-Day Yield.

o    Average Maturity.

o    Average Duration.

o    Average Coupon.

o Management fees and expenses (broken down into management fees, 12b-1 Fees, other expenses, and total fund operating expenses).

o One, three, five and ten year annualized rates of return for the current period.

o Total return for the current quarter, year to date, and since inception of the fund form/for the current period.

o Yield for current quarter, year-to-date, preceding 30 days, and preceding 12 months.

Part II.  FUND DESCRIPTION FOR THE VOICE RESPONSE SYSTEM

         o        The Fund  Provider will provide to Merrill  Lynch,  within ten
                  (10) days of the end of each month, the Fund's average annual return for the 1, 5, and 10 year periods ending the current month on a Net Asset Value basis.

         o The Fund Provider will provide to Merrill Lynch a description of the Fund which will be used on Merrill Lynch's Voice Response System in the following VRS format:

         ABC FUND

         The Net Asset Value per share for ABC Fund as of MM/DD/YY was $XXX.XX. The average annual total return for the Fund for the one year period ended MM/DD/YY was XXX.XX%, for the five year period ended MM/DD/YY was XXX.XX%. These total return figures assume reinvestment of all dividend and capital gains distributions at Net Asset Value. Total investment return is the combination of net income and gain or loss in market value.

         The ABC Fund seeks the highest total investment return consistent with prudent risk. The portfolio may be invested in equity securities, corporate bonds or money market securities. Historically, the Fund's equity portfolio has been invested in the common stocks of larger, quality companies.

         Please be advised that past performance is no indication of future performance. Investment return and principal value of an investment will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. You should request and read the Fund prospectus prior to investing.

Part III.  PROPOSAL INFORMATION AND MATERIALS

         The  Fund   Provider  will  provide  to  Merrill  Lynch  the  following information and materials on an as needed basis:

                  o        A  supply  of   materials   relating   to  the  Funds
                           (prospectuses, quarterly reports and other brochures) to include with proposal requests from prospects.

                  o Specific investment performance information that may be requested in a Request For Proposal that cannot be obtained from the prospectus. This would include specific calculations on various performance parameters and will require an aggressive turnaround time (usually 5 business days).

                                                   ATTACHMENT D

                                                   Fee Schedule

A. The Fund Provider shall pay to Merrill Lynch a non-refundable, one time account set-up fee of $50,000. Payment shall be made with the return of the signed "Fund Service Agreement."

B. The Fund Provider shall pay to Merrill Lynch FOR EACH FUND the following fees:

         1.       SUB-ACCOUNTING FEE

                  $16.00 annually per each participant holding shares of the Fund. Payment shall be made monthly based upon the number of participants of a Fund who hold shares of such Fund in a Plan for any part of the subject month.

         2.       SERVICE FEE

               .20% of annual  average daily value of the Fund's net assets held in the Plans. Payment shall be made quarterly.

         3.       TRAIL COMMISSION

                  Payment shall be made quarterly.

         4.       SALES COMMISSION (Finders Fee)

                  Not applicable.

B. The Fund Provider agrees to waive certain fees including, but not limited to, the following:

         1.       Initial Sales Charges
         2.       Contingent Deferred Sales Charges
         3.       Redemption Fees
         4.       Exchange Fees
         5.       Federal Funds Wire Payment Fees